Exhibit 99.1
                    VSE REPORTS FIRST QUARTER 2005 RESULTS

                       Revenues Up 55%, Earnings Up 84%

       Alexandria, Virginia, April 26, 2005 - VSE Corporation (Nasdaq: VSEC) reported consolidated financial results for the three months ended March 31, 2005 and 2004, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
--------------------------------------------------------------------------------
                                                   Three months ended March 31
                                                        2005          2004

Revenues, principally from contracts                 $  65,919     $  42,609
Costs and expenses of contracts                         63,755        41,462
                                                     ---------     ---------
Gross profit                                             2,164         1,147
Selling, general and administrative expenses                56            12
Interest (income), net                                     (19)          (19)
                                                     ---------     ---------
Income before income taxes                               2,127         1,154
Provision for income taxes                                 823           446
                                                     ---------     ---------
Net income                                             $ 1,304     $     708
                                                     =========     =========
Earnings per share:
Basic                                                  $   .57     $     .32
Diluted                                                    .55           .31

Weighted average shares outstanding:
Basic                                                2,279,326	   2,216,216
Diluted                                              2,353,954     2,286,613


Financial Results

       Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "VSE revenues and earnings for the first quarter of 2005 exceeded our expectations for the period, but are consistent with our forecast for continued growth in 2005. We expect our performance in 2005 to exceed our results for 2004, and the results for the first quarter give VSE a good start on that goal."

       "Our funded backlog was about $169 million at March 31, 2005, compared to about $168 million at December 31, 2004, indicating we have more work to do to

                                   - more -

VSE Corporation News Release (continued)

assure continued growth throughout 2005 and into 2006. We believe our prospects for growth are excellent, and we look forward to reporting on our progress as the year proceeds."

Award of BAV Contract

       As previously announced, we are pleased to report that our bid to continue the FMS ship transfer work has been accepted by the U.S. Navy, and VSE's BAV Division has been awarded a new contract to continue the performance of this work for the next five years. The ceiling amount of this single award, cost-plus-award-fee, indefinite-delivery/indefinite-quantity contract is $543,869,725.

       As identified in other publicly available reports filed by VSE, such as the recently filed SEC Form 10-K for fiscal year 2004 and the 10-Qs VSE will file throughout 2005, the Company's interim financial results are subject to numerous performance and risk factors, some of which may be offsetting, and to timing differences, including the receipt of contract funding documents and award fee evaluations. VSE invites shareholders and others to refer to these public documents for additional detailed information on contract programs, sources of funding, and results of operations to better understand the variations and trends in reported quarterly results.

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For the fiscal year ended December 31, 2004, VSE reported consolidated revenues of $216 million and earnings of $3.4 million ($1.49 per share diluted).

       For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at (703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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